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                                                                EXHIBIT 99(d)(2)




                       AETNA REAL ESTATE ASSOCIATES, L.P.
                           c/o Aetna/AREA Corporation
                              242 Trumbull Street
                               Hartford, CT 06150

                               September 30, 1998



Oak Investors LLC
1650 Hotel Circle North, Suite 200
San Diego, California 92108
Attn: Don Augustine

Dear Mr. Augustine:

         We have made available, and shall continue to make available to you and your authorized representatives and agents certain information regarding Aetna Real Estate Associates, L.P. (the "Partnership"), including, without limitation, third-party appraisals of the properties owned by the Partnership. Such information, whether furnished in writing, by any electronic means or otherwise, regardless of whether specifically identified as confidential, and all analyses, calculations, studies or other documents or records referring to such information shall hereinafter be referred to as the "Confidential Information." As used in this Agreement, "you" means the signatory to this Agreement and all affiliates of the signatory.

         As a condition to the Confidential Information being furnished to you, you agree to comply with the terms of this letter agreement, including the procedures set forth herein regarding the maintenance of the confidentiality of the Confidential Information. You may disclose the Confidential Information to your directors, officers, employees, agents and consultants (collectively, "Representatives") who, you determine, in the exercise of reasonable judgement, need to know such Confidential Information, provided that such persons are made aware of the confidentiality of the Confidential Information. You shall assume responsibility for the breach of this letter agreement by your Representatives.

         The term "Confidential Information" does not apply to information which (i) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives in breach of this letter agreement; (ii) was available to you on a non-confidential basis, prior to its disclosure by the Partnership to you pursuant hereto, from a source other than the Partnership or its employees or agents; (iii) becomes available to you on a non-confidential basis after the date hereof from a source other than the Partnership or its employees or agents provided that you do not know that such source is prohibited from disclosing such information to you by a contractual or other legal obligation.

         You agree not to disclose to any person other than your Representatives the Confidential Information. In addition, you agree not to disclose any Confidential Information or the source of any


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Mr. Don Augustine
September 30, 1998
Page 2


Confidential Information to any unitholders of the Partnership other than your affiliates which are bound by the terms of this letter agreement. For purposes of this letter agreement, the term "person" means any corporation, limited liability company, partnership, estate, trust, individual or other entity.

         This letter agreement and the obligations hereunder shall terminate only at such time and to the extent that any Confidential Information ceases to be confidential as expressly provided for herein.

         It is further understood and agreed that no failure or delay by the Partnership in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. It is also agreed that the Partnership shall be entitled to equitable relief, including an injunction and specific performance, in the event of any breach of the provisions of this Agreement. Neither this paragraph nor any other provision of this Agreement can be waived or amended except by the Partnership's written consent, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.

         This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice of law rules thereof or any other jurisdiction or any presumption or construction against the party causing this letter agreement to be drafted.

         This letter agreement embodies the entire agreement and understanding between the Partnership and you relating to the matters provided for herein and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein, except that the agreement dated as of August 20, 1998 relating to the list of unitholders of the Partnership remains in full force and effect and nothing in this letter shall be construed as altering such agreement. No alteration, waiver, amendment, change or supplement hereof shall be binding or effective unless the same is set forth in a written instrument signed by a duly authorized representative of each of the Partnership and you.


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Mr. Don Augustine
September 30, 1998
Page 3


         If you are in agreement with the foregoing, please sign and return one copy of this Agreement to us, whereupon this letter agreement shall become a binding agreement between the Partnership and you. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same agreement.


                                      Very truly yours,

                                      AETNA REAL ESTATE ASSOCIATES, L.P.

                                      By:      Aetna/AREA GP Corporation
                                      Its:     General Partner

                                      By:
                                         -------------------------------
                                      Name:  Daniel R. Leary
                                      Title: President



OAK INVESTORS LLC

By:      ARLEN CAPITAL
Its:     Manager


By:  /s/ Lynn T. Wells
   --------------------------
Name:  Lynn T. Wells
Title: Manager










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